Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated August 7, 2013, relating to the consolidated financial statements and financial statement schedule of School Specialty, Inc. and subsidiaries (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph referring to the Bankruptcy Court’s confirmation of the plan of reorganization) appearing in the Annual Report on Form 10-K of School Specialty, Inc. and subsidiaries for the year ended April 27, 2013, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

November 19, 2013